Exhibit 99.5

CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

COMMERCE UNION BANCSHARES, INC.

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to my being named in the joint proxy statement/prospectus included in this registration statement on Form S-4 of Commerce Union Bancshares, Inc. (the “Company”), and all amendments, including post-effective amendments, thereto, or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, as a person who is named to become a director of the Company upon consummation of the merger, in accordance with the Agreement and Plan of Merger dated April 25, 2014, by and among the Company, Commerce Union Bank, and Reliant Bank, and to the filing of this consent as an exhibit to this registration statement.

/s/ James R. Kelley
James R. Kelley

Dated: June 26, 2014